Filed Pursuant to Rule 424(b)(3)
                                             Registration No. 333-114779

PROSPECTUS


                        TUMBLEWEED COMMUNICATIONS CORP.

                                4,956,548 Shares
                                  ___________

                                  Common Stock

                                  ___________


         This prospectus relates to the sale from time to time of selling stockholders of Tumbleweed Communications Corp., including their transferees, donees, pledgees or successors, of up to 4,956,548 shares of common stock, $0.001 par value per share, of Tumbleweed Communications Corp., a Delaware corporation. 4,732,269 shares of common stock being registered hereunder were issued pursuant to an Agreement and Plan of Merger and Reorganization, dated as of March 18, 2004, by and among Tumbleweed Communications Corp., Greenland Acquisition Company, L.L.C., a Delaware limited liability company and a direct, wholly owned subsidiary of Tumbleweed, and Corvigo, Inc., a Delaware corporation, pursuant to which Corvigo was merged with and into Greenland Acquisition Company, with Greenland Acquisition Company, continuing as the surviving entity. The registration of the shares of common stock offered by these selling stockholders is subject to the provisions of a Registration Rights Agreement, dated March 18, 2004. 224,279 shares of common stock being registered hereunder were issued pursuant to an Agreement dated as of March 15, 2004, pursuant to which Tumbleweed purchased all of the issued and outstanding shares of Incubator Limited, a private limited company incorporated in the United Kingdom, held by the sellers in exchange for shares of Tumbleweed common stock.

         The shares of common stock are being registered to permit the selling stockholders to sell the shares of common stock from time to time in the public market. The selling stockholders may sell the shares of common stock through ordinary brokerage transactions or through any other means described in this prospectus under "Plan of Distribution" on page 22.

         Our common stock is listed on the Nasdaq National Market under the symbol "TMWD." On November 11, 2004, the last reported sale price of our common stock, as reported by the Nasdaq National Market, was $3.82.

         Investing in shares of our common stock involves risks. See "Risk Factors" beginning on page 2 of this prospectus.

         We will not receive any of the proceeds from the sale of the shares of common stock by any of the selling stockholders. The selling stockholders will receive all of the net proceeds from the sale of the shares of common stock and will pay all underwriting discounts and selling commissions, if any, applicable to the sale of the shares of common stock. The shares of common stock may be offered in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices and the timing and amount of any sale are within the sole discretion of the selling stockholders. In addition, the shares of common stock may be offered from time to time through ordinary brokerage transactions on the Nasdaq National Market. See "Plan of Distribution" on page 22.

YOU SHOULD CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 2 OF THIS PROSPECTUS BEFORE MAKING A DECISION TO PURCHASE OUR STOCK.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

         The date of this prospectus is November 12, 2004.

                               TABLE OF CONTENTS


                                                                           Page

PROSPECTUS SUMMARY.........................................................   1
RISK FACTORS...............................................................   2
SPECIAL NOTE ON FORWARD LOOKING STATEMENTS.................................  12
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE..........................  13
USE OF PROCEEDS............................................................  13
SELLING STOCKHOLDERS.......................................................  14
PLAN OF DISTRIBUTION.......................................................  22
VALIDITY OF SHARES.........................................................  24
EXPERTS....................................................................  24
AVAILABLE INFORMATION......................................................  24

                               PROSPECTUS SUMMARY

         You should read the following summary together with the more detailed information regarding Tumbleweed and the securities being registered appearing elsewhere in this prospectus.

         We provide Internet communications software products for enterprises, financial services and governmental organizations. By making Internet communications secure, reliable and automated, our e-mail firewall, secure file transfer, secure e-mail, and identity validation solutions are designed to help customers reduce the cost of doing business.

         This prospectus relates to the sale by the selling stockholders of up to 4,956,548 shares of our common stock. The selling stockholders may sell any or all of the shares, but are under no obligation to do so. The price at which the selling stockholders may sell the shares will be determined by the prevailing market for the shares or in negotiated transactions. See "Selling Stockholders" beginning on page 14 of this prospectus.

         Our principal executive offices are located at 700 Saginaw Drive, Redwood City, CA 94063, and our telephone number is (650) 216-2000. Our website is www.tumbleweed.com. The information on our website does not constitute a part of this document.

         All references to "we," "us," "our," or "Tumbleweed" in this prospectus are to Tumbleweed Communications Corp.

                                  RISK FACTORS

         An investment in Tumbleweed common stock is subject to significant risk and uncertainty, which may result in a loss of all or part of an investment. Investors are cautioned to review carefully the risk factors below prior to making an investment in Tumbleweed.

RISKS AND UNCERTAINTIES THAT YOU SHOULD CONSIDER BEFORE INVESTING IN TUMBLEWEED

We have a history of losses and may experience losses in the future.

         Our prospectus must be considered in light of the risks, expenses, delays and difficulties frequently encountered by companies engaged in new and rapidly evolving technology markets like ours. We incurred net losses of $9.2 million, $20.9 million, and $114.2 million in 2003, 2002, and 2001, respectively. As of September 30, 2004, we had incurred cumulative net losses of $285.9 million.

         Our success may depend in large part upon the adoption and utilization of our products and technology, as well as our ability to effectively maintain existing relationships and develop new relationships with customers and strategic partners. If we do not succeed in doing so, we may not achieve or maintain profitability on a timely basis or at all. In particular, we intend to expend significant financial and management resources on product development, sales and marketing, strategic relationships, technology and operating infrastructure. As a result, we may incur additional losses and continued negative cash flow from operations for the foreseeable future and may not achieve or maintain profitability.


We expect to continue making strategic investments and acquisitions, which may involve substantial costs, may substantially dilute our existing investors, and may fail to yield anticipated benefits.

         We are continuously evaluating investments in complementary technologies and businesses. Acquisitions of companies, divisions of companies, or products, including our acquisitions of Valicert, Incubator, and Corvigo entail numerous risks, including:

o potential inability to successfully integrate acquired operations and products or to realize cost savings or other anticipated benefits from integration;

o diversion of management's
attention;

o    loss of key employees of acquired operations;

o coordinating sales and pricing efforts to effectively communicate the value and capabilities of the combined company;

o    integrating technologies and product lines;

o the difficulty of assimilating geographically dispersed operations and personnel of the acquired companies;

o    the potential disruption of our ongoing business;

o    expenses related to such integration;

o the correct assessment of the relative percentages of in-process research and development expense that can be immediately written off as compared to the amount which must be amortized over the appropriate life of the asset;

o the impairment of relationships with employees and customers of either an acquired company or our business; and

o    the potential unknown liabilities associated with acquired business.

         As a result of acquisitions, we may acquire significant assets that include goodwill and other purchased intangibles. The testing of these intangibles under established accounting guidelines for impairment requires significant use of judgment and assumptions. Changes in business conditions could require adjustments to the valuation of these assets.

If we do not successfully optimize our marketing and distribution capacity, our business could be harmed.

         If we do not optimize our methods of marketing and selling our products, it could significantly limit our ability to compete successfully against current and future competitors. The markets in which we compete are intensely competitive and rapidly changing, in part because third parties (such as hackers and spammers) whose timing and methods are somewhat unpredictable can have a significant impact on customer demand. Vendors in our markets use different methods of marketing and distribution in order to meet expected customer demand. For example, our competitors in the anti-spam market include multiple software-only vendors, appliance-only vendors, and service providers, as well as vendors that offer a combination of some or all of the foregoing. Moreover, vendors' offerings range from single-function point products and services to more sophisticated and scalable multi-functional offerings. In addition, pricing and other terms and conditions of sales contracts also vary considerably among our competition. Because it is difficult to predict demand in our rapidly changing markets, we may not be able to manage our marketing and sales efforts in an optimal way, which may disadvantage our business in comparison to competitors.

         Additional competitive factors in our industry include product performance and integration, platform coverage, worldwide sales infrastructure and global technical support. Some of our competitors have greater financial, technical, sales, marketing and other resources than we do, as well as greater name recognition and a larger installed customer base. Additionally, some of these competitors have research and development capabilities that may allow them to develop new or improved products that may compete with product lines we market and distribute.

         We expect that the market for email and data security products will become more consolidated with larger companies being better positioned to compete in such an environment in the long term. As this market continues to develop, a number of companies with greater resources than ours could attempt to increase their presence in this market by acquiring or forming strategic alliances with our competitors or business partners.

Our success will depend on our ability to adapt to these competing forces, to develop more effective products more rapidly and less expensively than our competitors, and to educate potential customers as to the benefits of licensing our products rather than developing their own products. Competitors could introduce products with superior features, scalability and functionality at lower prices than our products and could also bundle existing or new products with other more established products in order to compete with us. In addition, because there are relatively low barriers to entry for the software market, we expect additional competition from other established and emerging companies. Increased competition is likely to result in price reductions, reduced gross margins and loss of market share, any of which could harm our business.

Our success depends on our ability to grow and develop our indirect distribution channels and the inability to do so could adversely affect future operating results.

         Our failure to increase the number of our indirect distribution channels could have a material adverse effect on our business, operating results, and financial condition. We must increase the number of strategic and other third-party relationships with vendors of Internet-related systems and application software, resellers and systems integrators. Our existing or future channel partners may choose to devote greater resources to marketing and supporting the products of other companies.

The volume of spam may not continue to grow rapidly, which may adversely affect the market for anti-spam solutions.

      Although the volume of spam has grown rapidly during the last several years, it may not continue to do so because of recently enacted anti-spam legislation, enforcement efforts under that legislation, and collaborative efforts by leaders of the email provider industry, as well as the potential development of new and successful anti-spam technologies. Accordingly, the market for anti-spam solutions may not continue to grow ra pidly and may in fact decline, which may adversely affect our business.

Contractual issues may arise during the negotiation of license agreements that may delay the anticipated closure of a transaction and our ability to recognize revenue as anticipated.

         Because we focus on selling enterprise-wide software products to enterprises and government entities, the process of co ntractual negotiation is critical and may be lengthy. Additionally, many factors may require us to defer recognition of license revenue for a significant period of time after entering into a license agreement.

         Many customers negotiate software licenses near the end of each quarter. In part, this is because customers are able, or believe that they are able, to negotiate lower prices and more favorable terms at that time. Our reliance on a large portion of software license revenue occurring at the end of the quarter and the increase in the dollar value of transactions that occur at the end of a quarter can result in increased uncertainty relating to quarterly revenues. Due to end-of-period variances, forecasts may not be achieved, either because expected sales do not occur or because they occur at lower prices or on terms that are less favorable to us.

A limited number of customers account for a high percentage of our revenue, and the failure to maintain or expand these relationships could adversely affect our future revenue.

         The loss of one or more of our major customers, the failure to attract new customers on a timely basis or a reduction in revenue associated with existing or proposed customers would harm our future revenue and prospects. For the three and nine months ended September 30, 2004 and 2003, respectively, no single customer comprised 10% or more of our revenue. During the three months ended September 30, 2004 and 2003, five customers comprised approximately 25% and 26% of our revenue, respectively. For the nine months ended September 30, 2004 and 2003, five customers comprised approximately 11% and 17% of our revenue, respectively

Fluctuations in our quarterly operating results may not be predictable and may result in significant volatility in our stock price.

         Our product revenue has fluctuated and our quarterly operating results may continue to fluctuate based on, among other things, the timing of the execution and termination of customer agreements in a given quarter. In addition, we have experienced, and expect to continue to experience, fluctuations in revenue and operating results from quarter to quarter for other reasons, including, but not limited to:

     o   target customers electing to adopt and implement our technology;

     o the substantial decrease in information technology spending in general, and among our target customers in particular;

     o customers choosing to delay their purchase commitments or purchase in smaller amounts than expected due to a general downturn in the economy;

     o our ability to continue to license our patents, the timing of such licenses, and the costs necessary to defend our patents;

     o the amount and timing of operating costs and capital expenditures relating to our business, operations and infrastructure;

     o   our ability to accurately estimate and control costs;

     o   our ability to timely collect fees owed by customers;

     o the announcement or introduction of new or enhanced products and services in the secure content management, content security, secure online communications, or document delivery markets; and

     o   acquisitions that we complete or propose.

         As a result of these factors, we believe that quarter-to-quarter comparisons of our revenue and operating results are not necessarily meaningful, and that these comparisons may not be accurate indicators of future performance. We may not be able to accurately forecast our revenue or expenses. Because our staffing and operating expenses are based on anticipated revenue levels, and because a high percentage of our costs are fixed, small variations in the timing of the recognition of specific revenue could cause significant variations in operating results from quarter to quarter. In addition, many of our customers delay purchases of our products until the end of each quarter. If we are unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall, any significant revenue shortfall would likely have an immediate negative effect on our operating results. Moreover, we believe the challenges and difficulties that we face, as outlined above with respect to financial forecasts, also apply to securities analysts that may publish estimates of our financial results. Our operating results in one or more future quarters may fail to meet the expectations of securities analysts or investors due to any of a wide variety of factors, including fluctuations in financial ratios or other metrics used to measure our performance. If this occurs, we would expect to experience an immediate and significant decline in the trading price of our stock.

Economic conditions could adversely affect our ability to maintain and increase revenue.

         Our revenue and profitability or loss depends on the overall demand for our products, our intellectual property, and our services, particularly within the industries in which we offer specific versions of our products. Because our sales are primarily to customers in the financial services, health care, and government industries, our business depends on the overall economic conditions and the economic and business conditions within these industries. Any weakening of the global economy, the information technology industry in particular, and the weakening of the business conditions within the above industries could cause a decrease in our license revenues. A softening of demand for information technology spending caused by a continued weakening of the economy, domestically or internationally, may result in a decrease in revenues and continued losses.

         In addition, the financial, political, economic and other uncertainties following the terrorist attacks upon the United States and the United States' involvement in Iraq have led to a further weakening of the global economy, and have created an uncertain economic environment. We cannot predict the impact of these events, any subsequent terrorist acts or any related military action, on our customers or business. Subsequent terrorist acts and/or the threat of future outbreak or continued escalation of hostilities involving the United States or other countries could adversely affect spending on information technology and on our software license revenue, as well as have an adverse effect on our business, financial condition or results of operations.

Companies' changes to their procurement cycles in response to the Sarbanes-Oxley Act of 2002, may delay sales of our products.

         Many companies have recently instituted changes to their corporate governance practices, internal control policies and audit committee procedures in response to the Sarbanes-Oxley Act of 2002. These changes, in turn, may require increased oversight by these companies of their procurement practices. To the extent our potential customers must direct additional management attention and resources to their procurement processes, our sales cycle could lengthen and our revenue could be adversely affected.

Our stock price could be adversely affected if we are unable to favorably assess the effectiveness of our internal control over financial reporting or if our auditors are unable to provide an unqualified attestation report on our assessment.

         Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 and beginning with our Annual Report on Form 10-K for the year ending December 31, 2004, our management will be required to report on, and our independent auditors to attest to, the effectiveness of our internal controls over financial reporting as of December 31, 2004. The rules governing the standards that must be met are new and complex, and require significant documentation, testing, and possible remediation. We are currently in the process of reviewing, documenting and testing our internal controls over financial reporting, which has and will likely continue to result in increased expenses and the devotion of significant management and other internal resources. We may encounter problems or delays in completing the implementation of any changes necessary to make a favorable assessment of our internal controls over financial reporting. In addition, in connection with the attestation process by our independent auditors, we may encounter problems or delays in completing the implementation of any requested improvements and receiving a favorable attestation. If we cannot favorably assess the effectiveness of our internal controls over financial reporting, or if our independent auditors are unable to provide an unqualified report on our assessment, investor confidence and our stock price could be adversely affected.

The terms of any financing we may obtain could result in substantial dilution of existing stockholders.

         In the future, we may be required or elect to seek additional financing to fund our operations. Factors such as the commercial success of our existing products and services, the timing and success of any new products and services, the progress of our research and development efforts, our results of operations, the status of competitive products and services, and the timing and success of potential strategic alliances or potential opportunities to acquire or sell technologies or assets may require us to seek additional funding sooner than we expect. In the event that we require additional cash, we may not be able to secure additional financing on terms that are acceptable to us, especially in light of uncertainty in the current market environment, and we may not be successful in implementing or negotiating such other arrangements to improve our cash position. If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of our stockholders would be reduced and the securities we issue might have rights, preferences and privileges senior to those of our current stockholders. If adequate funds were not available on acceptable terms or at all, our ability to achieve or sustain positive cash flows, maintain current operations, fund any potential expansion, take advantage of new opportunities, develop or enhance products or services, or otherwise respond to competitive pressures could be significantly limited.

Our certificate of incorporation and bylaws contain provisions that could discourage or prevent an acquisition of us, which could depress our stock price.

         The provisions of our certificate of incorporation and bylaws, as well as provisions of Delaware law, may discourage or prevent an acquisition or disposition of our business. Our certificate of incorporation and bylaws may inhibit changes of control that are not approved by our Board of Directors. These provisions could limit the price that investors might be willing to pay in the future for shares of our common stock. In particular, our certificate of incorporation provides for a classified Board of Directors and prohibits stockholder action by written consent. These provisions require advance notice for nomination of directors and stockholders' proposals. In addition, as a Delaware corporation, we are subject to Section 203 of the Delaware General Corporation Law. In general, this law prevents a person who becomes the owner of 15% or more of the corporation's outstanding voting stock from engaging in specified business combinations for three years unless specified conditions are satisfied. In addition, our certificate of incorporation allows our Board of Directors to issue preferred stock without further stockholder approval. This could have the effect of delaying, deferring or preventing a change in control. The issuance of preferred stock also could effectively limit the voting power of the holders of our common stock.

We may be unable to adequately protect our intellectual property rights or may be subject to claims of patent infringement, either of which could result in substantial costs to us.

         We currently rely on a combination of patents, trade secrets, copyrights, trademarks and licenses, together with non-disclosure and confidentiality agreements to establish and protect our proprietary rights in our products. We hold certain patent rights with respect to some of our products. Our existing patents or trademarks, as well as any future patents or trademarks obtained by us, may be challenged, invalidated or circumvented, or our competitors may independently develop or patent technologies that are substantially equivalent or superior to our technology. We also rely on unpatented trade secrets and other unpatented proprietary information. Although we take precautionary measures to maintain our unpatented proprietary information, others may acquire equivalent information or otherwise gain access to or disclose our proprietary information, and we may be unable to meaningfully protect our rights to our proprietary information. As a result, our operating results could suffer.

         Third parties could assert patent or other intellectual property infringement claims against us and the cost of responding to such assertions, regardless of their validity, could be significant. We may increasingly be subject to claims of intellectual property infringement as the number of our competitors grows and the functionality of their products and services increasingly overlap with ours. In addition, we may infringe upon patents that may be issued to third parties in the future. It may be time consuming and costly to defend ourselves against any of these claims and we may not prevail. Furthermore, parties making such claims may be able to obtain injunctive or other equitable relief that could block our ability to further develop or commercialize some or all of our products in the United States and abroad. In the event of a claim of infringement, we may be required to obtain one or more licenses from or pay royalties to third parties. We may be unable to obtain any such licenses at a reasonable cost, if at all. Defense of any lawsuit or failure to obtain such license could harm our business.

The enforcement of our intellectual property rights, especially through patent infringement lawsuits we may initiate, could result in substantial litigation costs and ultimately may not result in additional revenue to us or a favorable judicial determination.

         Since 1999 we have aggressively pursued cases of potential infringement by third parties of our patents and other intellectual property rights. The enforcement process is costly and requires significant management attention. These costs are expensed during the period incurred, and the costs of pursuing the litigation may not be directly matched with the related patent license agreement revenue, if any. In addition, our enforcement of our rights may increase the risk of adverse claims, with or without merit, which could be time consuming to defend, result in costly litigation, divert management's attention and resources, limit the use of our services, or require us to enter into royalty or license agreements. In addition, such counter-claims asserted by these third parties may be found to be valid and could result in an injunction or damages against us. Our ability to prevail in this litigation is inherently uncertain, and if we were subject to an adverse judicial determination, our ability to protect our products and to secure related licensing or settlement revenue could be lost.

Failure to license necessary third party software incorporated in our products could cause delays or reductions in our sales.

         We license third party software that we incorporate into our products. These licenses may not continue to be available on commercially reasonable terms, or at all. Some of this technology would be difficult to replace. The loss of any such license could result in delays or reductions of our applications until we identify, license and integrate or develop equivalent software. If we are required to enter into license agreements with third parties for replacement technology, we could face higher royalty payments and our products may lose certain attributes or features. In the future, we might need to license other software to enhance our products and meet evolving customer needs. If we are unable to do this, we could experience reduced demand for our products.

We are a defendant in two purported securities class action lawsuits that could divert management attention and resources or eventually expose us to liability.

         In June 2003, we were served with a summons and first amended complaint, captioned Liu v. Credit Suisse First Boston, et alia, alleging the violation of federal and state securities laws, purportedly on behalf of persons who acquired our common stock (other than purchasers of our initial public offering) from August 6, 1999 to October 18, 2000. The case is now pending in the United States District Court for the Southern District of New York. In September 2004, the Court granted plaintiffs' motion for leave to file a third amended complaint, and Tumbleweed filed a motion to dismiss this case pursuant to Fed. R. Civ. P. 12(b). An adverse outcome in this case could harm our business and operating results. Moreover, the costs in defending this lawsuit could harm future operating results. The accompanying consolidated financial statements do not include a reserve for any potential loss, as we do not consider a loss to be probable at this time.

         In December 2001, certain plaintiffs filed a class action lawsuit in the United States District Court for the Southern District of New York on behalf of purchasers of the common stock of Valicert, alleging violations of federal securities laws. In re Valicert, Inc. Initial Public Offering Securities Litigation, No. 01-CV-10889 (SAS) (S.D.N.Y.), related to In re Initial Public Offering Securities Litigation, No. 21 MC 92 (SAS). In June 2003, Valicert accepted a settlement proposal presented to all issuer defendants in this case. Under the proposed settlement, the plaintiffs will dismiss and release all claims against the Valicert Defendants in exchange for a contingent payment guaranty by the insurance companies collectively responsible for insuring the issuers in all the consolidated cases, and the assignment or surrender of control to the plaintiffs of certain claims the issuer defendants may have against the underwriters. Under the guaranty, the insurers will be required to pay the amount, if any, by which $1 billion exceeds the aggregate amount ultimately collected by the plaintiffs from the underwriter defendants in all of the cases. If the plaintiffs fail to recover $1 billion and payment is required under the guaranty, Valicert would be responsible to pay its pro rata portion of the shortfall, up to the amount of the deductible retention under its insurance policy, which is $500,000. The timing and amount of payments that Valicert could be required to make under the proposed settlement will depend on several factors, principally the timing and amount of any payment required by the insurers pursuant to the $1 billion guaranty. The proposed settlement is subject to approval of the Court, which cannot be assured. Failure of the Court to approve the settlement followed by an adverse outcome could harm our business and operating results. Moreover, the costs in defending this lawsuit could harm future operating results. The accompanying consolidated financial statements do not include a reserve for any potential loss, as we do not consider a loss to be probable at this time.

If we lose the services of executive officers or other key employees, our ability to develop our business and secure customer relationships will suffer.

         We are substantially dependent on the continued services and performance of our executive officers and other key personnel. The loss of the services of any of our executive officers or other key employees, including recent additions to our management team as a result of our acquisitions of Incubator and Corvigo, could significantly delay or prevent the achievement of our development and strategic objectives. We do not have long-term employment agreements with any of our key personnel. The loss of services of any of our executive officers or other key personnel could significantly harm our business and prospects.


Our international business exposes us to additional risks that may result in future additional costs or limit the market for product sales.

         Products and services provided to Tumbleweed's international customers accounted for 11% and 2% of our revenues for the three months ended September 30, 2004 and 2003, respectively and 11% and 5% of our revenues for the nine months ended September 30, 2004 and 2003, respectively. Conducting business outside of the United States subjects us to additional risks, including:

     o  changes in regulatory requirements;

     o  reduced protection of intellectual property rights;

     o  evolving privacy laws;

     o  tariffs and other trade barriers;

     o  difficulties in staffing and managing foreign operations;

     o  problems in collecting accounts receivable; and

     o  difficulties in authenticating customer information.

         Managing these risks may subject us to additional costs that may not be justified in light of the market opportunity, and the inability to comply with or manage foreign laws and related risks may preclude or limit sales in foreign jurisdictions.

We rely on public key cryptography and other security techniques that could be breached, resulting in reduced demand for our products and services.

         A requirement for the continued growth of electronic commerce is the secure transmission of confidential information over public networks. We rely on public key cryptography, an encryption method that utilizes two keys, a public and private key, for encoding and decoding data, and on digital certificate technology, to provide the security and authentication necessary for secure transmission of confidential information. Regulatory and export restrictions may prohibit us from using the strongest and most secure cryptographic protection available, and thereby may expose us or our customers to a risk of data interception. A party who is able to circumvent our security measures could misappropriate proprietary information or interrupt our or our customers' operations. Any compromise or elimination of our security could result in risk of loss or litigation and possible liability and reduce demand for our products and services.

                   SPECIAL NOTE ON FORWARD LOOKING STATEMENTS

         This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which are subject to the "safe harbor" created by those sections. The forward-looking statements are based on our current expectations and projections about future events. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "predicts," "projects," "potential," "continue," "expects," "anticipates," "future," "intends," "plans," "believes," "estimates," or the negative of these terms and other comparable terminology, including, but not limited to, the following:

     o   implementing our business strategy;
     o   attracting and retaining customers;
     o obtaining and expanding market acceptance of the products and services we offer;
     o forecasts of Internet usage and the size and growth of relevant markets;
     o   rapid technological changes in our industry and relevant markets;
     o   our stock repurchase program;
     o unanticipated benefits of the recent acquisitions of Corvigo, Inc. and Incubator Limited in March 2004;
     o the future business, financial condition and results of operations of the combined company;
     o   competition in our market;
     o any projections of revenues, earnings, synergies or other financial items;
     o any statements of the plans, strategies and objectives of management for future operations;
     o   any statements regarding future economic conditions or performance;
     o   any statements relating to integration or restructuring plans;
     o   any statements of belief; and
     o   any statements of assumptions underlying any of the foregoing.

         These forward-looking statements are only predictions, not historical facts. These forward-looking statements involve certain risks and uncertainties, as well as assumptions, that could cause actual results, levels of activity, performance, achievements and events to differ materially from those stated, anticipated or implied by such forward-looking statements. The factors that could contribute to such differences include those discussed under the caption "Risks And Uncertainties That You Should Consider Before Investing In Tumbleweed" contained herein, as well as those discussed in our other filings with the Securities and Exchange Commission. You should consider the risk factors and uncertainties under the caption "Risks and Uncertainties That You Should Consider Before Investing in Tumbleweed," among other things, in evaluating Tumbleweed's prospects and future financial performance. Before making a decision to invest in Tumbleweed, you should be aware that the occurrence of the events described in the risk factors could harm the business, results of operations and financial condition of Tumbleweed. These forward-looking statements are made as of the date of this prospectus. Tumbleweed disclaims any obligation to update or alter these forward-looking statements, whether as a result of new information, future events or otherwise, or any obligation to explain the reasons why actual results may differ.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         The Securities and Exchange Commission, which we refer to as the "SEC" in this prospectus, allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we have made and will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934. All filings by us pursuant to these sections of the Securities Exchange Act of 1934 after the date of the initial registration statement and prior to effectiveness of the registration statement, shall also be deemed to be incorporated by reference into this prospectus. The previously filed documents we incorporate by reference into this prospectus are:

     a) Our Annual Report on Form 10-K for the fiscal year ended December 31, 2003, filed on March 15, 2004;
     b) Our Quarterly Report on Form 10-Q for the period ended September 30, 2004, filed on November 9, 2004;
     c) Our Current Report on Form 8-K dated October 21, 2004, filed on October 21, 2004;
     d) Our Quarterly Report on Form 10-Q for the period ended June 30, 2004, filed on August 12, 2004;
     e) Our Current Report on Form 8-K dated July 22, 2004, filed on July 22, 2004;
     f) Our Quarterly Report on Form 10-Q for the period ended March 31, 2004, filed on May 10, 2004;
     g) Our Current Report on Form 8-K dated January 22, 2004, filed on January 22, 2004;
     h) Our Current Report on Form 8-K dated February 25, 2004, filed on February 27, 2004;
     i) Our Current Report on Form 8-K dated March 18, 2004, filed on March 23, 2004, Amendment Number One thereto, filed on May 25, 2004, and all amendments thereto filed after the date hereof; and
     j) The description of Tumbleweed's common stock contained in Amendment No. 1 to Tumbleweed's Registration Statement on Form 8-A filed with the SEC under Section 12 of the Securities Exchange Act of 1934, as amended on August 2, 1999, including any amendment or report filed for the purpose of updating such description.

         We will furnish to you without charge upon your request a copy of any of the documents incorporated in this prospectus and any statement in, or incorporated in, this prospectus by reference, other than the exhibits to those documents unless those exhibits are specifically incorporated by reference. For a copy of the documents you should contact Tumbleweed Communications Corp., 700 Saginaw Drive, Redwood City, CA 94063, telephone number (650) 216-2000,
Attention: Corporate Secretary.

                                USE OF PROCEEDS

         We will not receive any proceeds from the sale of shares by the selling stockholders. The selling stockholders will receive all of the proceeds of the sale of the shares.

                              SELLING STOCKHOLDERS

         This prospectus relates to an aggregate of 4,956,548 shares of common stock which are registered under this prospectus, consisting of shares of common stock we issued in connection with the merger of Corvigo, Inc. with and into Greenland Acquisition Company, L.L.C., a wholly owned subsidiary of Tumbleweed, with Greenland Acquisition Company continuing as the surviving entity, and the purchase of all of the issued and outstanding shares of Incubator Limited in connection with Tumbleweed's acquisition of Incubator Limited.

         The selling stockholders may from time to time offer and sell pursuant to this prospectus any or all of the shares of common stock listed below. When we refer to the "selling stockholders" in this prospectus, we mean the persons listed in the table below, as well as the pledgees, donees, assignees, transferees, successors and others who later hold any of the selling stockholders' interests.

         The table below sets forth certain information regarding the selling stockholders as of November 11, 2004, including the name of each selling stockholder, the number and percentage of shares of common stock that each selling stockholder beneficially owns prior to this offering, the number of shares of common stock that each selling stockholder may offer pursuant to this prospectus, and the percentage ownership of shares held by the selling stockholders after the registration if all registered shares are sold. Information with respect to the selling stockholders has been provided to us by such stockholder, its agent, or Sequoia Capital. Unless set forth in this prospectus, to our knowledge, none of the selling stockholders has, or within the past three years has had, any material relationship with us or any of our predecessors or affiliates or beneficially owns or owned in excess of 1% of our outstanding common stock.

         Since the date on which the selling stockholders or their agents or affiliated funds provided this information, the selling stockholders may have sold, transferred or otherwise disposed of all or a portion of its shares of common stock in a transaction or series of transactions exempt from the registration requirements of the Securities Act. Information concerning the selling stockholders may change from time to time and any changed information will be set forth in supplements to this prospectus to the extent required.

         The selling stockholders may from time to time offer and sell any or all of the shares of common stock under this prospectus. Because the selling stockholders are not obligated to sell the shares of common stock, we cannot estimate the number of shares of common stock that the selling stockholders will hold upon consummation of any such sales.

         The price at which the selling stockholders may sell the shares will be determined by the prevailing market for the shares or in negotiated transactions. The selling stockholders may sell any or all of the shares, subject to federal and state securities laws, but are under no obligation to do so.

         This prospectus also covers any additional shares of common stock that we may issue or that may be issuable by reason of any stock split, stock dividend or similar transaction involving the common stock.




                                                                                    Shares Beneficially Owned if
                                       Shares Beneficially Owned                        All Registered Shares
                                         Prior to Registration                                are Sold
                                       -------------------------                    -----------------------------
                                                                                      Number of
                                                                                        Shares
                                                                                     Beneficially
                                       Number of                                     Owned if all
                                         Shares      Percentage       Number of       Registered
                                      Beneficially  Beneficially    Shares Being      Shares are     Percentage
          Beneficial Owner              Owned(1)      Owned(2)       Registered          Sold        of Total(2)
------------------------------------- ------------- -------------- ---------------- --------------- --------------
2000 Champion Ventures (Q) LP (3)           34,260              *           34,260  --              --
------------------------------------- ------------- -------------- ---------------- --------------- --------------
2000 Champion Ventures LP (3)                8,565              *            8,565  --              --
------------------------------------- ------------- -------------- ---------------- --------------- --------------
522 Fifth Avenue Fund LP(4)                  2,355              *            2,355  --              --
------------------------------------- ------------- -------------- ---------------- --------------- --------------
Advance Ventures L.L.C. (5)                 75,022              *           75,022  --              --
------------------------------------- ------------- -------------- ---------------- --------------- --------------
Alcoa Master Trust (6)                      28,550              *           28,550  --              --
------------------------------------- ------------- -------------- ---------------- --------------- --------------
Alltel Investments (7)                      14,275              *           14,275  --              --
------------------------------------- ------------- -------------- ---------------- --------------- --------------
Alpine Capital Investors LLC (8)             2,861              *            2,861  --              --
------------------------------------- ------------- -------------- ---------------- --------------- --------------
Amberbrook III LLC (9)                       2,861              *            2,861  --              --
------------------------------------- ------------- -------------- ---------------- --------------- --------------
Trustees of Amherst College (10)            19,985              *           19,985  --              --
------------------------------------- ------------- -------------- ---------------- --------------- --------------
Anders Swahn                                 1,430              *            1,430  --              --
------------------------------------- ------------- -------------- ---------------- --------------- --------------
Andreas Bechtolsheim                         2,861              *            2,861  --              --
------------------------------------- ------------- -------------- ---------------- --------------- --------------
Anil Kevin Khatod                            4,291              *            4,291  --              --
------------------------------------- ------------- -------------- ---------------- --------------- --------------
John Arrillaga Survivor's Trust (11)        14,303              *           14,303  --              --
------------------------------------- ------------- -------------- ---------------- --------------- --------------
Bancone & Co F/A/O William T Young                              *                   --              --
Trusts - Chris and Meade (12)                2,861                           2,861
------------------------------------- ------------- -------------- ---------------- --------------- --------------
Banque du Luxemborg S.A. (13)               14,275              *           14,275  --              --
------------------------------------- ------------- -------------- ---------------- --------------- --------------
Barr Foundation(14)                         42,824              *           42,824  --              --
------------------------------------- ------------- -------------- ---------------- --------------- --------------
Bell Atlantic Master Trust (15)             28,550              *           28,550  --              --
------------------------------------- ------------- -------------- ---------------- --------------- --------------
Belomy, Stephen                              9,331              *            9,331  --              --
------------------------------------- ------------- -------------- ---------------- --------------- --------------
Benedikt, Diana                             25,380              *           25,380  --              --
------------------------------------- ------------- -------------- ---------------- --------------- --------------
BNA Associates (16)                          2,145              *            2,145  --              --
------------------------------------- ------------- -------------- ---------------- --------------- --------------
Bobby Yazdani                                1,430              *            1,430  --              --
------------------------------------- ------------- -------------- ---------------- --------------- --------------
Trustees of Boston University (17)          11,420              *           11,420  --              --
------------------------------------- ------------- -------------- ---------------- --------------- --------------
British Telecom (18)                        14,275              *           14,275  --              --
------------------------------------- ------------- -------------- ---------------- --------------- --------------
Brunswick, David (19)                       84,595              *           72,442           12,153 --
------------------------------------- ------------- -------------- ---------------- --------------- --------------
Cain, David                                197,993              *           27,993  --       37,599 --
------------------------------------- ------------- -------------- ---------------- --------------- --------------
Carnegie Foundation for the                  5,710              *            5,710  --              --
Advancement of Teaching (20)
------------------------------------- ------------- -------------- ---------------- --------------- --------------
Carter Revocable Trust (21)                  2,861              *            2,861  --              --
------------------------------------- ------------- -------------- ---------------- --------------- --------------
CDB Web Tech International LP (22)          28,550              *           28,550  --              --
------------------------------------- ------------- -------------- ---------------- --------------- --------------
Chens LLC (23)                               2,861              *            2,861  --              --
------------------------------------- ------------- -------------- ---------------- --------------- --------------
Colby College (24)                           8,565              *            8,565  --              --
------------------------------------- ------------- -------------- ---------------- --------------- --------------
Collier, Jason(25)                         168,548              *          149,298  --       19,250 --
------------------------------------- ------------- -------------- ---------------- --------------- --------------
The Trustees of Columbia University         42,825              *           42,825  --              --
in the City of New York (26)
------------------------------------- ------------- -------------- ---------------- --------------- --------------
Computrol, Ltd. (27)                        28,550              *           28,550  --              --
------------------------------------- ------------- -------------- ---------------- --------------- --------------
Cornell University (28)                     28,550              *           28,550  --              --
------------------------------------- ------------- -------------- ---------------- --------------- --------------
Darijac Corporation (29)                     5,710              *            5,710  --              --
------------------------------------- ------------- -------------- ---------------- --------------- --------------
Trustees of Dartmouth College (30)          14,275              *           14,275  --              --
------------------------------------- ------------- -------------- ---------------- --------------- --------------
The Trustees of Davidson College                                *                   --              --
(31)                                        11,420                          11,420
------------------------------------- ------------- -------------- ---------------- --------------- --------------
Employee Retirement Plan of Duke                                *                   --              --
University (32)                             19,985                          19,985
------------------------------------- ------------- -------------- ---------------- --------------- --------------
Emery, Ian (33)                             85,600              *           69,975  --       15,625 --
------------------------------------- ------------- -------------- ---------------- --------------- --------------
Endowment Venture Partners V, L.P.          55,673              *           55,673  --              --
(34)
------------------------------------- ------------- -------------- ---------------- --------------- --------------
F & W Investments LLC (35)                   2,861              *            2,861  --              --
------------------------------------- ------------- -------------- ---------------- --------------- --------------
Fargo Investments (36)                      11,420              *           11,420  --              --
------------------------------------- ------------- -------------- ---------------- --------------- --------------
Flag Venture Partners IV (from                                  *                   --              --
Cao/Heiliger) (37)                           3,576                           3,576
------------------------------------- ------------- -------------- ---------------- --------------- --------------
Flag Ventures Partners IV, L.P. (37)        37,115              *           37,115  --              --
------------------------------------- ------------- -------------- ---------------- --------------- --------------
Frank, Rimerman & Co., LLP (38)              2,855              *            2,855  --              --
------------------------------------- ------------- -------------- ---------------- --------------- --------------
Fuller, Peter  (39)                         49,574              *            9,730  --       39,844 --
------------------------------------- ------------- -------------- ---------------- --------------- --------------
G&H Partners (40)                            2,861              *            2,861  --              --
------------------------------------- ------------- -------------- ---------------- --------------- --------------
Gaurav Garg                                  2,861              *            2,861  --              --
------------------------------------- ------------- -------------- ---------------- --------------- --------------
GC & H Investments (41)                      2,861              *            2,861  --              --
------------------------------------- ------------- -------------- ---------------- --------------- --------------
GCWF Investment Partners II (42)            12,459              *           12,459  --              --
------------------------------------- ------------- -------------- ---------------- --------------- --------------
Ginn Family Trust (43)                       2,861              *            2,861  --              --
------------------------------------- ------------- -------------- ---------------- --------------- --------------
Gothic Corporation (44)                     22,840              *           22,840  --              --
------------------------------------- ------------- -------------- ---------------- --------------- --------------
Greater Bay Bancorp (45)                     5,710              *            5,710  --              --
------------------------------------- ------------- -------------- ---------------- --------------- --------------
Gururaj Singh                                1,430              *            1,430  --              --
------------------------------------- ------------- -------------- ---------------- --------------- --------------
Hahn, Alan (46)                             42,913              *              996  --       41,917 --
------------------------------------- ------------- -------------- ---------------- --------------- --------------
Hanafi Family Revocable Trust (47)           2,861              *            2,861  --              --
------------------------------------- ------------- -------------- ---------------- --------------- --------------
HarbourVest Partners VI -                                       *                   --              --
Partnership Fund L.P. (48)                  52,818                          52,818
------------------------------------- ------------- -------------- ---------------- --------------- --------------
HarbourVest Partners VI- Parallel                               *                   --              --
(48)                                         4,283                           4,283
------------------------------------- ------------- -------------- ---------------- --------------- --------------
Harvard Management Private Equity                               *                   --              --
Corporation (49)                            48,535                          48,535
------------------------------------- ------------- -------------- ---------------- --------------- --------------
Hewlett-Packard Company Group Trust                             *                   --              --
(50)                                        19,985                          19,985
------------------------------------- ------------- -------------- ---------------- --------------- --------------
Jay Sethuram                                 1,430              *            1,430  --              --
------------------------------------- ------------- -------------- ---------------- --------------- --------------
Miller Living Trust dtd 7/7/85(51)           2,862              *            2,862  --              --
------------------------------------- ------------- -------------- ---------------- --------------- --------------
Jen-Nsun Huang                               2,861              *            2,861  --              --
------------------------------------- ------------- -------------- ---------------- --------------- --------------
Jerry Yang 1996 Revocable Trust (52)         2,861              *            2,861  --              --
------------------------------------- ------------- -------------- ---------------- --------------- --------------
Johns Hopkins University (53)               19,985              *           19,985  --              --
------------------------------------- ------------- -------------- ---------------- --------------- --------------
John Christopher Mayes Trust (54)            2,862              *            2,862  --              --
------------------------------------- ------------- -------------- ---------------- --------------- --------------
Stevens Family Trust (55)                    1,430              *            1,430  --              --
------------------------------------- ------------- -------------- ---------------- --------------- --------------
J.P. Morgan Pooled Venture Capital                              *                   --              --
Institutional Investors, LLC (56)           34,880                          34,880
------------------------------------- ------------- -------------- ---------------- --------------- --------------
J.P. Morgan Pooled Venture Capital                              *                   --              --
Private Investors, LLC (56)                  5,590                           5,590
------------------------------------- ------------- -------------- ---------------- --------------- --------------
Kevin DeNuccio                               2,861              *            2,861  --              --
------------------------------------- ------------- -------------- ---------------- --------------- --------------
Kluge, Kevin                               105,435              *           22,043  --       83,380 --
------------------------------------- ------------- -------------- ---------------- --------------- --------------
Knightsbridge Integrated Holdings (         25,695              *           25,695  --              --
V LP (57)
------------------------------------- ------------- -------------- ---------------- --------------- --------------
Knightsbridge Netherlands III LP                                *                   --              --
(57)                                        22,840                          22,840
------------------------------------- ------------- -------------- ---------------- --------------- --------------
Kozel Revocable Trust (58)                   2,862              *            2,862  --              --
------------------------------------- ------------- -------------- ---------------- --------------- --------------
Larry Augustin                               2,861              *            2,861  --              --
------------------------------------- ------------- -------------- ---------------- --------------- --------------
The Board of Trustees of the Leland                             *                   --              --
Stanford Jr. University (59)                79,940                          79,940
------------------------------------- ------------- -------------- ---------------- --------------- --------------
Linton, John                                 3,265              *            3,265  --              --
------------------------------------- ------------- -------------- ---------------- --------------- --------------
Listwin/Arey Partners (60)                   2,862              *            2,862  --              --
------------------------------------- ------------- -------------- ---------------- --------------- --------------
LJH Partners, LP (61)                        2,855              *            2,855  --              --
------------------------------------- ------------- -------------- ---------------- --------------- --------------
Loughmiller, Scott (62)                    392,991              *          374,241  --       18,750 --
------------------------------------- ------------- -------------- ---------------- --------------- --------------
Luca Cafiero                                 2,861              *            2,861  --              --
------------------------------------- ------------- -------------- ---------------- --------------- --------------
M. J. Murdock Charitable Trust (63)         28,550              *           28,550  --              --
------------------------------------- ------------- -------------- ---------------- --------------- --------------
The Herbert S. Madan Revocable                                  *                   --              --
Trust (64)                                   2,862                           2,862
------------------------------------- ------------- -------------- ---------------- --------------- --------------
Maedge, Ehren (65)                         390,907              *          374,241  --       16,666 --
------------------------------------- ------------- -------------- ---------------- --------------- --------------
Mario Mazzola                                2,862              *            2,862  --              --
------------------------------------- ------------- -------------- ---------------- --------------- --------------
Massachusetts Institute of                                      *                   --              --
Technology (66)                             24,268                          24,268
------------------------------------- ------------- -------------- ---------------- --------------- --------------
Michael Santullo                             1,430              *            1,430  --              --
------------------------------------- ------------- -------------- ---------------- --------------- --------------
Volpi-Cupal Family Trust (67)                1,430              *            1,430  --              --
------------------------------------- ------------- -------------- ---------------- --------------- --------------
The MIT Retirement Plan - Benefits                              *                   --              --
Fund (68)                                   24,268                          24,268
------------------------------------- ------------- -------------- ---------------- --------------- --------------
Mizrahi, Mary (69)                          19,880              *           11,197  --        8,683 --
------------------------------------- ------------- -------------- ---------------- --------------- --------------
Morse Partners (70)                          5,710              *            5,710  --              --
------------------------------------- ------------- -------------- ---------------- --------------- --------------
Nassau Capital Funds, L.P.                  57,100              *           57,100  --              --
------------------------------------- ------------- -------------- ---------------- --------------- --------------
Northwestern University (71)                11,420              *           11,420  --              --
------------------------------------- ------------- -------------- ---------------- --------------- --------------
Norwich University (72)                      2,855              *            2,855  --              --
------------------------------------- ------------- -------------- ---------------- --------------- --------------
Olson, Mike (73)                           390,817              *          376,234  --       14,583 --
------------------------------------- ------------- -------------- ---------------- --------------- --------------
Oracle                                      28,550              *           28,550  --              --
------------------------------------- ------------- -------------- ---------------- --------------- --------------
Vijay & Terumi Parikh Trust dated                               *                   --              --
October 16, 1998 (74)                        2,861                           2,861
------------------------------------- ------------- -------------- ---------------- --------------- --------------
Richard T. Peery Separate Property                              *                   --              --
Trust (75)                                  14,303                          14,303
------------------------------------- ------------- -------------- ---------------- --------------- --------------
Peninsula Community Foundation (76)          5,710              *            5,710  --              --
------------------------------------- ------------- -------------- ---------------- --------------- --------------
Prem Chand Jain                              2,861              *            2,861  --              --
------------------------------------- ------------- -------------- ---------------- --------------- --------------
Private Equity Technology Partners                              *                   --              --
II C.V. (77)                                14,275                          14,275
------------------------------------- ------------- -------------- ---------------- --------------- --------------
Private Equity Technology Partners                              *                   --              --
III C.V. (from Covad) (77)                  14,275                          14,275
------------------------------------- ------------- -------------- ---------------- --------------- --------------
Robert Wood Johnson Foundation (78)         48,535              *           48,535  --              --
------------------------------------- ------------- -------------- ---------------- --------------- --------------
Ram Shriram                                  1,430              *            1,430  --              --
------------------------------------- ------------- -------------- ---------------- --------------- --------------
Ready, Jeffrey (79)                        397,068              *          376,234           20,834 --
------------------------------------- ------------- -------------- ---------------- --------------- --------------
Ready, Ken                                   2,989              *            2,989  --              --
------------------------------------- ------------- -------------- ---------------- --------------- --------------
Regent University (80)                      22,840              *           22,840  --              --
------------------------------------- ------------- -------------- ---------------- --------------- --------------
Rensselaer Polytechnic Institute                                *                   --              --
(81)                                        19,985                          19,985
------------------------------------- ------------- -------------- ---------------- --------------- --------------
Richards, Martyn (82)                       94,015              *           81,862  --       12,153 --
------------------------------------- ------------- -------------- ---------------- --------------- --------------
Robert Bailey                                2,861              *            2,861  --              --
------------------------------------- ------------- -------------- ---------------- --------------- --------------
Robert Clarkson                              2,288              *            2,288  --              --
------------------------------------- ------------- -------------- ---------------- --------------- --------------
Rockefeller Foundation (83)                 14,275              *           14,275  --              --
------------------------------------- ------------- -------------- ---------------- --------------- --------------
Rockpoint Capital I, LLC (84)                2,861              *            2,861  --              --
------------------------------------- ------------- -------------- ---------------- --------------- --------------
Roulston Capital Partners VI (85)            8,565              *            8,565  --              --
------------------------------------- ------------- -------------- ---------------- --------------- --------------
Royan Family Trust (86)                      1,430              *            1,430  --              --
------------------------------------- ------------- -------------- ---------------- --------------- --------------
Russell-Robertson Family Trust, LLC                             *                   --              --
(87)                                         1,430                           1,430
------------------------------------- ------------- -------------- ---------------- --------------- --------------
Sacred Heart Schools (88)                    2,855              *            2,855  --              --
------------------------------------ ------------- -------------- ---------------- --------------- --------------
San Francisco Symphony (89)                  5,710              *            5,710  --              --
------------------------------------- ------------- -------------- ---------------- --------------- --------------
Sand Hill Foundation (90)                    2,855              *            2,855  --              --
------------------------------------- ------------- -------------- ---------------- --------------- --------------
The President and Board of Trustees         19,985              *           19,985  --              --
of Santa Clara College, dba Santa
Clara University (91)
------------------------------------- ------------- -------------- ---------------- --------------- --------------
The Siebel Living Trust                                         *                   --              --
Under Agreement 7/27/93 (92)                 2,861                           2,861
------------------------------------- ------------- -------------- ---------------- --------------- --------------
Sequoia Capital X Principals Fund          269,130              *          269,130  --              --
(93)
------------------------------------- ------------- -------------- ---------------- --------------- --------------
Sequoia Capital X (93)                     269,130              *          269,130  --              --
------------------------------------- ------------- -------------- ---------------- --------------- --------------
Sequoia Technology Partners X (93)         269,130              *          269,130    --            --
------------------------------------- ------------- -------------- ---------------- --------------- --------------
Sequovest, Inc. (94)                        14,275              *           14,275  --              --
------------------------------------- ------------- -------------- ---------------- --------------- --------------
Shapiro, Max                                   933              *              933  --              --
------------------------------------- ------------- -------------- ---------------- --------------- --------------
Sherman Fairchild Foundation (95)           11,420              *           11,420  --              --
------------------------------------- ------------- -------------- ---------------- --------------- --------------
Silicon Valley Bancshares (96)               2,861              *            2,861  --              --
------------------------------------- ------------- -------------- ---------------- --------------- --------------
SilverLeaf Partners LLC (97)                 2,861              *            2,861  --              --
------------------------------------- ------------- -------------- ---------------- --------------- --------------
Solvik Investments, LLC (98)                 2,861              *            2,861  --              --
------------------------------------- ------------- -------------- ---------------- --------------- --------------
Special Private Equity Partners LP          19,985              *           19,985  --              --
(99)
------------------------------------- ------------- -------------- ---------------- --------------- --------------
SQP 2000, LLC (100)                         31,005              *           31,005  --              --
------------------------------------- ------------- -------------- ---------------- --------------- --------------
Stolle Family Trust (101)                    1,430              *            1,430  --              --
------------------------------------- ------------- -------------- ---------------- --------------- --------------
Sunny Century LLP (102)                      1,430              *            1,430  --              --
------------------------------------- ------------- -------------- ---------------- --------------- --------------
Swernofsky, Steven A.                          933              *              933  --              --
------------------------------------- ------------- -------------- ---------------- --------------- --------------
T.H.eVenture Fund Pte Ltd. (103)            22,840              *           22,840  --              --
------------------------------------- ------------- -------------- ---------------- --------------- --------------
Teifeld, Dennis R.                           4,665              *            4,665  --              --
------------------------------------- ------------- -------------- ---------------- --------------- --------------
Thau, Rick  (104)                           32,293              *           10,177  --              *
------------------------------------- ------------- -------------- ---------------- --------------- --------------
The Barsema Community Property               2,861              *            2,861  --              --
Trust (105)
------------------------------------- ------------- -------------- ---------------- --------------- --------------
The D&E Living Trust (106)                   2,861              *            2,861  --              --
------------------------------------- ------------- -------------- ---------------- --------------- --------------
The Duke Endowment (107)                    28,550              *           28,550  --              --
------------------------------------- ------------- -------------- ---------------- --------------- --------------
The Ford Foundation (108)                   79,940              *           79,940  --              --
------------------------------------- ------------- -------------- ---------------- --------------- --------------
The James Irvine Foundation (109)           22,840              *           22,840  --              --
------------------------------------- ------------- -------------- ---------------- --------------- --------------
Thomas F. Mendoza and Kathy S.               2,862              *            2,862  --              --
Mendoza
------------------------------------- ------------- -------------- ---------------- --------------- --------------
Timark, LP (110)                             2,861              *            2,861  --              --
------------------------------------- ------------- -------------- ---------------- --------------- --------------
Timothy Koogle                               2,861              *            2,861  --              --
------------------------------------- ------------- -------------- ---------------- --------------- --------------
Tomasetta Family Partnership, LP                                *                   --              --
(111)                                        2,861                           2,861
------------------------------------- ------------- -------------- ---------------- --------------- --------------
Ullal Family Trust (112)                     2,861              *            2,861  --              --
------------------------------------- ------------- -------------- ---------------- --------------- --------------
University of California                     4,982              *            4,982  --              --
------------------------------------- ------------- -------------- ---------------- --------------- --------------
University of Notre Dame du Lac             57,100              *           57,100  --              --
(113)
------------------------------------- ------------- -------------- ---------------- --------------- --------------
University of Southern California           42,825              *           42,825  --              --
(114)
------------------------------------- ------------- -------------- ---------------- --------------- --------------
The Rector and Visitors of the                                  *                   --              --
University of Virginia (115)                19,985                          19,985
------------------------------------- ------------- -------------- ---------------- --------------- --------------
The Vanderbilt University (116)             57,100              *           57,100  --              --
------------------------------------- ------------- -------------- ---------------- --------------- --------------
VenCap 6 Ltd. (117)                         14,275              *           14,275  --              --
------------------------------------- ------------- -------------- ---------------- --------------- --------------
VenCap 9 Ltd (117)                          28,550              *           28,550  --              --
------------------------------------- ------------- -------------- ---------------- --------------- --------------
Vertex International Partners Inc.           5,710              *            5,710  --              --
(118)
------------------------------------- ------------- -------------- ---------------- --------------- --------------
VLGQ Ventures, a California General          2,861              *            2,861  --              --
Partnership (119)
------------------------------------- ------------- -------------- ---------------- --------------- --------------
Romesh and Kathleen Wadhwani Trust           2,861              *            2,861  --              --
(120)
------------------------------------- ------------- -------------- ---------------- --------------- --------------
Wakerly Trust Agreement (121)                1,430              *            1,430  --              --
------------------------------------- ------------- -------------- ---------------- --------------- --------------
Warmenhoven Revocable trust (122)            2,861              *            2,861  --              --
------------------------------------- ------------- -------------- ---------------- --------------- --------------
Wellcome Trust (123)                        28,550              *           28,550  --              --
------------------------------------- ------------- -------------- ---------------- --------------- --------------
Wellesley College (124)                      8,565              *            8,565  --              --
------------------------------------- ------------- -------------- ---------------- --------------- --------------
Wellington Trust (125)                       1,430              *            1,430  --              --
------------------------------------- ------------- -------------- ---------------- --------------- --------------
West, Steve  (126)                          32,293              *           10,177  --              --
------------------------------------- ------------- -------------- ---------------- --------------- --------------
White, Phil                                169,544              *          150,294  --       19,250 --
------------------------------------- ------------- -------------- ---------------- --------------- --------------
The President and Trustees of                8,565              *            8,565  --              --
Williams College (127)
------------------------------------- ------------- -------------- ---------------- --------------- --------------
Wolf, Mark                                  12,565              *            8,142  --              --
------------------------------------- ------------- -------------- ---------------- --------------- --------------
WS Investment Company 2000A (128)            5,721              *            5,721  --              --
------------------------------------- ------------- -------------- ---------------- --------------- --------------
Yale University (129)                       28,550              *           28,550  --              --
------------------------------------- ------------- -------------- ---------------- --------------- --------------
Entities which, in the aggregate,          478,519              *          478,519  --              --
hold less than 1% of our
outstanding shares of common stock (130)

__________


* Less than one percent (1%).

(1) Beneficial ownership is determined in accordance with the rules and regulations of the SEC and generally includes securities held by persons who posses sole or shared voting power or investment power with respect to those securities and includes securities that are or will become exercisable within 60 days after November 12, 2004.
(2) Calculated based on 47,986,355 shares of common stock outstanding as of October 31, 2004 and on each selling stockholder's beneficial ownership of shares of our common stock as of October 31, 2004.
(3)      Cory Pavlik has investment control with respect to these shares.
(4)      Eliot Powell has investment control with respect to these shares.
(5) Ephraim Lindenbaum is the Managing Director of, and has voting and investment control over, Advance Ventures L.L.C.
(6) Mellon Bank, N.A. is Trustee and has investment control with respect to these shares.
(7)      Scott Settelmyer has investment control with respect to these shares.
(8) Jerrold M. Newman has investment control with respect to these shares.
(9)      Asif Satchu has investment control with respect to these shares.
(10) Kevin Sutton of State Street Bank and Trust Company has investment control with respect to these shares.
(11) John Arrillaga is Trustee and has investment control with respect to these shares.
(12) Chris Young of Banc One Investment Management Group has investment control with respect to these shares.
(13)     Annette Schroeder has investment control with respect to these shares.
(14)     Ben Gomez has investment control with respect to these shares.
(15) Mellon Bank, N.A. is Trustee and has investment control with respect to these shares.
(16)     Rob Burgess has investment control with respect to these shares.
(17)     Matthew Crowley has investment control with respect to these shares.
(18)     Rob Hull has investment control with respect to these shares.
(19) Includes 12,153 shares of common stock that are exercisable within 60 days after November 12, 2004.
(20)     Ann Fitzgerald has investment control with respect to these shares.
(21) Larry R. Carter is Trustee and has investment control with respect to these shares.
(22) Vittorio Moscatelli has investment control with respect to these shares.
(23)     Wu-Fu Chen has investment control with respect to these shares.
(24) Douglas E. Reinhardt has investment control with respect to these shares.
(25) Includes 19,250 shares of common stock that are exercisable within 60 days after November 12, 2004.
(26)     Narv Narvekar has investment control with respect to these shares.
(27) C.M. Capital Corporation has investment control with respect to these shares.
(28)     Don Fehrs has investment control with respect to these shares.
(29)     David B. Weinberg has investment control with respect to these shares.
(30)     Jonathon C. King has investment control with respect to these shares.
(31) R. Burton Hudson, Jr. has investment control with respect to these shares.
(32)     Hunter McCrossin has investment control with respect to these shares.
(33) Includes 75,625 shares of common stock that are exercisable within 60 days after November 12, 2004.
(34)     Linda Costa has investment control with respect to these shares.
(35)     Gordon Davidson has investment control with respect to these shares.
(36)     Lou Losorelli has investment control with respect to these shares.
(37)     Peter Lawrence has investment control with respect to these shares.
(38)     Bryan Poister has investment control with respect to these shares.
(39) Includes, [25,330] shares of common stock that are exercisable within 60 days after November 12, 2004.
(40)     Jonathan Gleason has investment control with respect to these shares.
(41) James C. Gaither, Esq. has investment control with respect to these shares.
(42) Susan Plummer has voting and investment control of GCWF Investments LLC, which is the Managing Partner of GCWF Investment Partners II.
(43) Samuel L. Ginn is Trustee and has investment control with respect to these shares.
(44)     Hunter McCrossin has investment control with respect to these shares.
(45)     James S. Westfall has investment control with respect to these shares.
(46) Includes, [25,330] shares of common stock that are exercisable within 60 days after November 12, 2004.
(47)     Anmar Hanafi has investment control with respect to these shares.
(48) Kevin S. Delbridge has investment control with respect to these shares.
(49)     Kevin Tunick has investment control with respect to these shares.
(50) Elizabeth Obershaw has investment control with respect to these shares.
(51) Jeffrey A. Miller & Karen L. Miller are Co-trustees and have investment control with respect to these shares.
(52) Jerry Chih-Yuan Yang is Tr ustee and has investment control with respect to these shares.
(53) William E. Snow Jr., Ph.D has investment control with respect to these shares.
(54) John C. Mayes is Trustee and has investment control with respect to these shares.
(55)     John Stevens has investment control with respect to these shares.
(56)     Eliot Powell has investment control with respect to these shares.
(57)     Judith Elsea has investment control with respect to these shares.
(58) Edward R. Kozel and Sara T. Kozel are Trustees and have investment control with respect to these shares.
(59)     Georganne Perkins has investment control with respect to these shares.
(60)     Don Listwin has investment control with respect to these shares.
(61)     Douglas Luke has investment control with respect to these shares.
(62) Includes 18,750 shares of common stock that are exercisable within 60 days after November 12, 2004.
(63)     James R. Martin has investment control with respect to these shares.
(64) Herbert S. Madan is Trustee and has investment control with respect to these shares.
(65) Includes 16, 666 shares of common stock that are exercisable within 60 days after November 12, 2004.
(66) Philip Rotner, Office of the Treasurer, has investment control with respect to these shares.
(67) Michelangelo Volpi and Toni C. Cupal are Trustees and have investment control with respect to these shares.
(68)     Philip Rotner has investment control with respect to these shares.
(69) Includes 8,683 shares of common stock that are exercisable within 60 days after November 12, 2004.
(70)     Walter Burke has investment control with respect to these shares.
(71) William H. McLean of the Northwestern Investment Office has investment control with respect to these shares.
(72) Richard Rebmann, Treasurer of Norwich University, has investment control with respect to these shares.
(73) Includes 14,583 shares of common stock that are exercisable within 60 days after November 12, 2004.
(74) Vijay & Terumi Parikh are Trustees and have investment control with regard to these shares.
(75)     Richard T. Peery has investment control with respect to these shares.
(76)     Vera Bennett has investment control with respect to these shares.
(77)     Bruno E. Raschle has investment control with respect to these shares.
(78)     Mary E. Castria has investment control with respect to these shares.
(79) Includes 20,834 shares of common stock that are exercisable within 60 days after November 12, 2004.
(80)     Larry Dantler has investment control with respect to these shares.
(81)     Nick Veneziano has investment control with respect to these shares.
(82) Includes 12,153 shares of common stock that are exercisable within 60 days after November 12, 2004.
(83)     Edwin Poston has investment control with respect to these shares.
(84) William J. Corrigan has investment control with respect to these shares.
(85)     Scott D. Roulston has investment control with respect to these shares.
(86) Patrick M. Royan and Teresa S. Royan are Trustees and have investment control with respect to these shares.
(87)     Gordon Russell has investment control with respect to these shares.
(88)     Sherlene Pjesky has investment control with respect to these shares.
(89)     Deena Soulon investment control with respect to these shares.
(90)     Susan B. Ford has investment control with respect to these shares.
(91)     Harry M. Fong has investment control with respect to these shares.
(92)     Thomas M. Siebel has investment control with respect to these shares.
(93) Includes, 218,238 shares of common stock held by Sequoia Capital X, 19,450 shares of common stock held by Sequoia Capital X Principals Fund and 31,434 shares of common stock held by Sequoia Technology Partners X. SCX Management LLC is the General Partner of each of Sequoia Capital X, Sequoia Capital X Principals Fund and Sequoia Technology Partners X. Michael Goguen, Mark Kvamme, Douglas Leone, Michael Moritz, and Mark Stevens collectively have voting and investment control of SCX Management LLC.
(94) Oliver McDowell of Mourant has investment control with respect to these shares.
(95)     Jennifer Myers has investment control with respect to these shares.
(96)     Shawn Street has investment control with respect to these shares.
(97)     Motl Jlandani has investment control with respect to these shares.
(98)     Peter Solvik has investment control with respect to these shares.
(99)     Sharon Murphy has investment control with respect to these shares.
(100)    Jim Brown has investment control with respect to these shares.
(101) Bryan Stolle is Trustee and has investment control with respect to these shares.
(102)    Godfrey Fong has investment control with respect to these shares.
(103)    Benny Chin has investment control with respect to these shares.
(104) Includes, 22,116 shares of common stock that are exercisable within 60 days after April 20, 2004.
(105) Dennis & Stacey Barsema are Trustees and have investment control with respect to these shares.
(106) David & Ellen Siminoff are Trustees and have investment control with respect to these shares.
(107) Stephanie S. Lynch has investment control with respect to these shares.
(108)    Eric Doppstadt has investment control with respect to these shares.
(109)    John R. Jenks has investment control with respect to these shares.
(110)    Frank J. Marshall has investment control with respect to these shares.
(111)    Louis R. Tomasetta has investment control with regard to these shares.
(112) Vijay & Jayshree Ullal are Trustees and have investment control with respect to these shares.
(113)    Scott C. Malpass has investment control with respect to these shares.
(114)    Ruth Wernig has investment control with respect to these shares.
(115)    Dawn Wilson has investment control with respect to these shares.
(116) William T. Spitz, Office of the Treasurer, investment control with respect to these shares.
(117) Kleinwort Benson (Channel Islands) Ltd is Custodian with respect to these shares.
(118)    Ms. Mul Hong Goh has investment control with respect to these shares.
(119)    Mark A. Royer CFA has investment control with respect to these shares.
(120) Romesh and Kathleen Wadhwani are Trustees and have investment control with respect to these shares.
(121) John WaKerly, Trustee, has investment control with respect to these shares.
(122) Daniel J. Warmenhoven & Charmaine A. Warmenhoven are Trustees and have investment control with respect to these shares.
(123)    Ian MacGregor has investment control with respect to these shares.
(124) Jane Mendillo has investment control with respect to these shares has investment control with respect to these shares.
(125) Robert and Martha Cohn are Trustees and have investment control with respect to these shares.
(126) Includes, 22,116 shares of common stock that are exercisable within 60 days after April 20, 2004.
(127)    Christopher Wolf has investment control with respect to these shares.
(128)    James Terranova has investment control with respect to these shares
(129)    Tim Sullivan has investment control with respect to these shares.
(130)    Comprised of 123 persons or entities.

                              PLAN OF DISTRIBUTION

         We are registering all of the shares of common stock offered by this prospectus on behalf of the selling stockholders. The selling stockholders may sell any or all of the shares, subject to federal and state securities law, but are under no obligation to do so. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale of the common stock covered here. The shares may be offered on the Nasdaq National Market or in privately negotiated transactions. The selling stockholders may sell the shares registered here in one or more of the following methods:

o cross trades or block trades in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

o purchases by a broker, dealer or underwriter as principal and resale by such broker, dealer or underwriter for its own account pursuant to this prospectus;

o "at the market" to or through market makers or into an existing market for the shares;

o ordinary brokerage transactions and transactions in which the broker solicits purchasers, which may include long sales or short sales effected after the effective date of the registration statement of which this prospectus is a part;

o in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;

o through transactions in options, swaps or other derivatives, whether exchange-listed or otherwise;

o        any combination of the foregoing methods; or

o        by any other legally available means.

         The selling stockholders are subject to Regulation M, promulgated under the Securities Exchange Act of 1934, which prohibits participants in an applicable distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. We have informed the selling stockholders of the applicability of Regulation M to its purchases or sales of our securities in the market.

         The selling stockholders may also enter into option or other transactions with brokers or dealers that require the delivery by these brokers or dealers of the shares, which shares may be resold thereafter pursuant to this prospectus. In addition, the selling stockholders may pledge its shares to brokers or dealers or other financial institutions. Upon a default by the selling stockholders, the brokers, dealers or financial institutions may offer and sell the pledged shares.

         In connection with the sale of shares, underwriters may receive compensation from the selling stockholders, and, if acting as agent for the purchaser of such shares, from such purchaser, in the form of discounts, concessions or commissions. Underwriters, dealers and agents that participate in the distribution of shares may be deemed to be underwriters and any discounts or commissions received by them from the selling stockholders and any profit on the resale of shares by them may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. At such time that the selling stockholders elect to make an offer of shares, a prospectus supplement, if required, will be distributed that will identify any underwriters, dealers or agents and any discounts, commissions and other terms constituting compensation from the selling stockholders and any other required information.

         Under agreements which may be entered into by the selling stockholders, underwriters who participate in the distribution of shares may be entitled to indemnification by the selling stockholders against certain liabilities, including liabilities under the Securities Act of 1933.

         Some of the underwriters or agents and their associates may be customers of, engage in transactions with and perform services for us in the ordinary course of business.

         We have agreed to indemnify, in connection with the Corvigo merger, the selling stockholders, their officers, directors, agents and employees and each person, if any, who controls the selling stockholder against claims based on Tumbleweed's violation of certain state and federal securities laws in connection with the offering covered by this prospectus. We have agreed to indemnify, in connection with the Incubator Limited acquisition, the selling stockholders and their legal counsel, against claims based on Tumbleweed's violation of certain state and federal securities laws in connection with the offering covered by this prospectus.

         We will pay all expenses incurred in connection with this registration under the Securities Act of 1933, including registration and filing fees, fees and expenses of compliance with securities or blue sky laws, listing fees, printing expenses, messenger and delivery expenses, and fees and disbursements of our counsel and any accountants or other persons retained by us, but excluding commissions and discounts incurred by the selling stockholders in connection with the resale of the shares.

         Under the terms of the Corvigo merger, we have agreed with the selling stockholders to keep the registration statement effective until the earlier of the date when all shares covered by this prospectus have been sold, the date on which all shares covered by this prospectus may be sold without registration pursuant to Rule 144(k) of the Securities Act of 1933, or one year following the effective date of this prospectus. Under the terms of the Incubator Limited acquisition, we have agreed with the selling stockholders to keep the registration statement effective for one year unless all shares covered by this registration held by such selling stockholders have been sold.

                               VALIDITY OF SHARES

         The validity of the shares of common stock being registered was passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP. Gregory C. Smith is a partner at Skadden Arps and a brother of Jeffrey C. Smith, the Chief Executive Officer of Tumbleweed and Chairman of its board of directors. Gregory C. Smith beneficially owns a total of 16,546 shares of Tumbleweed common stock.

                                    EXPERTS

         The consolidated financial statements of Tumbleweed Communications Corp. as of December 31, 2003 and 2002 and for each of the years in the three-year period ended December 31, 2003 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG LLP covering the December 31, 2003 and 2002 consolidated financial statements refers to a change in the method of accounting for goodwill.

                             AVAILABLE INFORMATION

         We are subject to the informational requirements of the Securities Exchange Act of 1934. We therefore file periodic reports, proxy statements and other information with the SEC. Such reports may be obtained by visiting the Public Reference Room of the SEC at 450 Fifth Street, NW, Washington, D.C. 20549, or by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an internet site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically.

         Our internet address is www.tumbleweed.com. We make available, free of charge, through our internet website, copies of our annual report on Form 10-K and quarterly reports on Form 10-Q and amendments to those reports, if any, filed or furnished pursuant to Section 13 (a) or 15 (d) of the Securities Exchange Act of 1934, as soon as reasonably practicable after filing such material electronically or otherwise furnishing it to the SEC. Information on our website is not incorporated by reference to this prospectus.

         We have filed a registration statement on Form S-3 regarding this offering with the SEC under the Securities Act of 1933. This prospectus, which constitutes a part of the registration statement, does not contain all the information contained in the registration statement, certain items of which are contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. You should refer to the registration statement and its exhibits to read that information. Statements made in this prospectus as to the content of any contract, agreement or other document are not necessarily complete and you should refer to the contracts, agreements and other documents attached as exhibits to the registration statement for a more complete description of the agreements, contracts and other documents.